State of New York    )
                           )ss:
Department of State  )

I hereby certify that the annexed copy has been compared with the original document in the custody of the Secretary of State and (hat the same is a true copy of said original.

     Witness my hand and seal of the Department of State on  SEP 29, 1999


                         Seal

DOS-1266 (5/96)


                                 /s/
                                 Special Deputy Secretary of State

                                                       F990928000867

                CERTIFICATE OF AMENDMENT TO THE
           COMPANY'S CERTIFICATE OF INCORPORATION OF
                         PLAYORENA INC.
CT-07                                                            CT-07
       UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

      The undersigned President of PLAYORENA INC. ("Corporation"), does hereby certify and say that:

     FIRST: The name of the corporation is PLAYORENA INC.

     SECOND: The Certificate of Incorporation was filed by the Department of State on December 4, 1981.

     THIRD: The amendments of the certificate of incorporation of the Corporation effected by this certificate of amendment are as follows, and to accomplish the amendments set forth herein, certain Articles of the Certificate of Incorporation are hereby amended to read as follows:

     (a) Article FIRST of the Certificate of Incorporation, which sets forth the name of the Corporation, is hereby amended to read as follows:

          FIRST: The name of the Corporation is ETRAVNET.COM, Inc.

     (b) Article SECOND of the Certificate of Incorporation, which sets forth the purposes for which the Corporation was formed, is hereby amended to read as follows:

     SECOND: The purpose ofthe corporation is to engage in any lawful act or activity for which corporations may be organized under the New York Business Corporation Law, other than any act or activity requiring the consent or approval of any state official, department, agency, board or other body without such approval or consent first being obtained.

     (c) Article THIRD ofthe Certificate of Incorporation, which sets forth the location ofthe Corporation's office in the State of New York, is hereby amended to read as follows:

     THIRD: The office of the corporation within the State of New York shall be located in Nassau County.

     (d) Article FOURTH of the Certificate of Incorporation, which sets forth the aggregate number, class, and par value of the shares which the Corporation shall have the authority to issue, is hereby amended to increase the authorized number of shares of common stock which the Corporation shall have the authority to issue and lo authorize the issuance of a new class of preferred stock. Article FOURTH, as amended hereby, shall read in its entirety as follows:

     FOURTH: The aggregate number of shares which the corporation shall have the authority to issue is Twenty-Five Million (25,000,000) shares, of which (i) Twenty Million (20,000,000) shares shall be designated as Common Stock ("Common Stock") and shall have a par value of $.001 per share, and (ii) Five Million (5,000,000) shares shall be designated as Preferred Stock ("Preferred Stock") and shall have a par value of $.001 per share.

          The Preferred Stock may be issued in one or more series, firom time to time, with each such series to have such designation, relative rights, preferences or limitations, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation, subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board of Directors being hereby expressly vested with authority to adopt any such resolution or resolutions. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, the determination or fixing of the following:

          i) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;

          ii) The dividend rate of such series, the conditions and time upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or series thereof, or any other series of the same class, and whether such dividends shall be cumulative or non-cumulative;

          iii) The conditions upon which the shares of such series shall be subject to redemption by the Corporation and the times, prices and other terms and provisions upon which the shares of the series may be redeemed;

          iv) Whether or not the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

          v) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes, with or without par value, or of any other series of the same class, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

          vi) Whether or not the shares of the series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          vii) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or upon the distribution of assets of the Corporation;

          viii) Any other powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation.

          The holders of shares of the Preferred Stock of each series shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends (if any) at the rates fixed by the Board of Directors for such series before any cash dividends shall be declared and paid or set apart for payment, on the Common Stock with respect to the same dividend period.

          The holders of shares of the Preferred Stock of each series shall be entitled, upon liquidation or dissolution or upon the distribution of the assets of the Corporation, to such preferences as provided in the resolution or resolutions creating such series of Preferred Stock, and no more, before any distribution of the assets of the Corporation shall be made to the holders of shares of the Common Stock. Whenever the holders of shares of the Preferred Stock shall have been paid the full amounts to which they shall be entitled, the holders of shares of the Common Stock shall be entitled to share ratably in all remaining assets of the Corporation.

     FOURTH: The foregoing amendments to the Certificate of Incorporation were authorized by the consent in writing of all of the members of the Board of Directors of the Corporation, followed by the vote of holders of outstanding shares of the Corporation entitled to vote on the said amendments of the Certificate of Incorporation at a meeting of shareholders, having not less than the minimum requisite proportion of votes.

     IN WITNESS WHEREOF, I have subscribed this certificate this 17 day of September, 1999 and I hereby affirm the statements contained herein as true under the penalties of per)' ury.

                                         /s/ Lawrence Kaplan
                                         --------------------------
                                         LAWRENCE KAPLAN, PRESIDENT

                                                 F 990928000867

                            CERTIFICATE OF AMENDMENT
                       OF THE CERTIFICATE OF INCORPORATION
                                OF PLAYORENA INC.

                UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW


                                                                            1-CC

RECEIVED                                 STATE OF NEW YORK
SEP 28   2 17  PM'99                     DEPARTMENT OF STATE
                                         FILED SEP 2 8 1999
                                         TAX $     10
                                             ----------------
                                         BY:     /s/
                                             ----------------
                                             SUFFOLK
                                             NASSAU

                                                  DRAWDOWN

                      BLAU, KRAMER, WACTLAR & LIEBERMAN, PC
                             100 JERICHO QUADRANGLE
                                JERICHO, NY 11753





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